VCA-24

THE PRUDENTIAL [Logo]                                  THE PRUDENTIAL
                                                       INSURANCE COMPANY
                                                       OF AMERICA




agrees to pay the benefits provided under this contract in accordance with and subject to its terms.


Contract-Holder:                             Plan:


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Effective Date:                              Group Annuity Contract No:


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Provisions and Schedules                     Jurisdiction:
  attached:


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                                             THE PRUDENTIAL INSURANCE COMPANY
                                                  OF AMERICA


By:
   --------------------------
   Title:                                    President  Joseph J. Melone

Date:                                        Secretary  Dorothy K. Light
     ------------------------

                                                                        Attest
                                             ---------------------------

                                             Date:
                                                  ----------------------


Group Annuity Contract providing for contributions on account of Participants. Annual determination of participation in divisible surplus. All subject to the provisions of this contract.

NOTICE - ALL CONTRACTUAL VALUES OR PAYMENTS PROVIDED BY THIS CONTRACT, WHEN BASED ON THE INVESTMENT RESULTS OF A PRUDENTIAL SEPARATE ACCOUNT DESCRIBED IN THIS CONTRACT, ARE VARIABLE, SUBJECT TO CHANGE BOTH UP AND DOWN, AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.



GVA-1010-87 (24)                                                       9081


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                             TABLE OF CONTENTS

PROVISION                                                        Serial Page

  I. CONTRIBUTIONS - ACCOUNTS - CHARGES
     1.1 Contributions. . . . . . . . . . . . . . . . . . . .      100
     1.2 Participant's Accounts . . . . . . . . . . . . . . .      100
     1.3 Annual Account Charge. . . . . . . . . . . . . . . .      110
     1.4 Reports. . . . . . . . . . . . . . . . . . . . . . .      110

 II. INVESTMENT ACCOUNT - INVESTMENT MANAGEMENT FEES -
     UNIT VALUES - SUBACCOUNTS INCLUDED
     2.1 The Prudential Variable Contract
         Account-24 (VCA-24). . . . . . . . . . . . . . . . .      200
     2.2 Investment Management Fees . . . . . . . . . . . . .      200
     2.3 Unit Values. . . . . . . . . . . . . . . . . . . . .      210
     2.4 Subaccounts Included . . . . . . . . . . . . . . . .      210

III. WITHDRAWALS AND TRANSFERS - DEATH PAYMENTS
     3.1 Withdrawals. . . . . . . . . . . . . . . . . . . . .      300
     3.2 Death Payments . . . . . . . . . . . . . . . . . . .      300
     3.3 Transfers between Related Contracts. . . . . . . . .      320
     3.4 Transfers to Another Financial Institution . . . . .      320

 IV. DISTRIBUTIONS
     4.1 Distributions. . . . . . . . . . . . . . . . . . . .      400
     4.2 Small Annuities and Accounts . . . . . . . . . . . .      410
     4.3 Terms of Payments of Annuities . . . . . . . . . . .      410
     4.4 Contract-Holder as Payee - Prudential
         as Agent . . . . . . . . . . . . . . . . . . . . . .      420

  V. CHANGES
     5.1 Changes by Prudential. . . . . . . . . . . . . . . .      500
     5.2 Changes by Agreement . . . . . . . . . . . . . . . .      500
     5.3 Persons Empowered to Act for Prudential. . . . . . .      500

 VI. DISCONTINUANCE - TERMINATION OF CONTRACT
     6.1 Discontinuance of Establishing Participants'
         Accounts . . . . . . . . . . . . . . . . . . . . . .      600
     6.2 Discontinuance of Contributions under
         this Contract. . . . . . . . . . . . . . . . . . . .      600
     6.3 Termination of Contract. . . . . . . . . . . . . . .      600

VII. GENERAL TERMS
     7.1 Contract-Holder. . . . . . . . . . . . . . . . . . .      700
     7.2 Communications . . . . . . . . . . . . . . . . . . .      700
     7.3 Place of Payment - Currency. . . . . . . . . . . . .      700
     7.4 Information - Records. . . . . . . . . . . . . . . .      710
     7.5 Misstatements. . . . . . . . . . . . . . . . . . . .      710
     7.6 Plan Changes . . . . . . . . . . . . . . . . . . . .      710
     7.7 Divisible Surplus. . . . . . . . . . . . . . . . . .      720
     7.8 Entire Contract -- Construction. . . . . . . . . . .      720



GVA-1010-87 (24) (as modified by Group Annuity Amendment of Form GAA-7792)
TC-100


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                                TABLE OF CONTENTS
                                   (Continued)


SCHEDULES                                                          Serial Page
     Schedule A Forms of Annuity which May Be Purchased. . . . .      A-100
     Schedule B Life - Payment Certain Annuity . . . . . . . . .      S-100
     Schedule C Life - Contingent Annuity. . . . . . . . . . . .      S-100
     Schedule D Payment Certain Annuity. . . . . . . . . . . . .      S-100









































GVA-1010-87 (24)
TC-110

Provision I. CONTRIBUTIONS - ACCOUNTS - CHARGES:

1.1   CONTRIBUTIONS:

      (a) Regular Contributions:

          The contributions which are payable under this contract for a Participant are the amounts of his compensation deferred pursuant to the Plan and directed for payment hereunder. Contributions will be transmitted by the Contract-Holder. A Participant is a person for whom contributions have been paid under this contract and whose Participant's Accounts (see section 1.2) have not been cancelled.

         (To save words, male pronouns are used in this contract to refer to both men and women.)

      (b) Transfer Contributions:

          The following amounts may be transferred to and paid as a contribution under the contract for a Participant:

          (1) an amount which qualifies as a rollover contribution pursuant to the Internal Revenue Code of 1986, as amended (the "Code"); or

          (2) an amount which arises from a Participant's interest in another eligible deferred compensation plan pursuant to Code Section 457(D)(10).

    The Prudential may require proof that all amounts transferred to the contract meet the requirements of the Code and any applicable Rulings or Regulations issued by the Internal Revenue Service.

1.2 PARTICIPANT'S ACCOUNT:

    Contributions paid under this contract for a Participant may be invested in any one or more of the Subaccounts described in section 2.4 pursuant to the terms of the Plan. Prudential will establish a separate "Participant's Account" with respect to each Subaccount in which contributions are invested on behalf of a Participant. (The term "Participant's Account" is not meant to confer on the Participant any rights to his Account except as specifically provided in the Plan.) Each Account is expressed in Units of the applicable Subaccount.

    The number of Units added to a Participant's Account as a result of adding a contribution to a Subaccount is determined by dividing the dollar amount of the contribution by the appropriate Unit Value for the day the contribution is added. (See section 2.3 for a description of each Unit Value). A number of Units will be subtracted from a Participant's Account on each day on which a withdrawal is made from the Account. The number of Units is equal to the number requested for withdrawal or, if applicable, the number determined by dividing the dollar amount to be withdrawn by the appropriate Unit Value for the day of withdrawal








GVA-1010-87 (24) (as modified by Group Annuity Amendment Form GAA-7792)
Serial 100                                                       1.1-1.2

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    Each Account maintained for a Participant is the sum of the Units added to it, less the sum of the Units subtracted from it. The dollar value of each Account as of any day is the product of the number of Units in the Account at the close of business on that day and the appropriate Unit Value for that day.

    All Accounts are subject to charges described later.

1.3 ANNUAL ACCOUNT CHARGE:

    On the last business day (see section 2.3) of each calendar year an amount will be withdrawn from the Accounts of each Participant which, in aggregate, will be equal to the Annual Account Charge. Also, on any other day on which all of a Participant's Accounts are cancelled, an amount will be withdrawn from them which, in aggregate, will be equal to the Annual Account Charge. However, no Charge will be withdrawn if all of the Participant's Accounts are being cancelled on a January 1 to purchase an annuity for him under this contract.

    The Annual Account Charge is $20.00.

    A Participant may have other Accounts established in connection with the Plan under other group annuity contracts issued to the Contract-Holder by Prudential (each one is called a "companion contract"). If so, the total Annual Account Charge that applies to all of his Accounts will not exceed $20.00. This charge will be shared among all such Accounts as Prudential determines. Also, no charge will be withdrawn from a Participant's Accounts under this contract when they are cancelled unless no amounts remain in an Account for him under any companion contract.

    In addition to the Annual Account Charge, a charge may be made upon a withdrawal from the Participant's Account or Accounts (see section 3.1).

    The Charge may be changed as provided in section 5.1.

1.4 REPORTS:

    Prudential will periodically furnish a report with respect to each Participant's Account which has not been cancelled. The report will show the status of each Account as of the date of the report.
















GVA-1010-87 (24) (as modified by Group Annuity Amendment Form GAA-7792)
Serial 110                                                       1.2-1.4

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Provision II.  INVESTMENT ACCOUNT - INVESTMENT MANAGEMENT FEES - UNIT VALUES -
               SUBACCOUNTS INCLUDED:

2.1 THE PRUDENTIAL VARIABLE CONTRACT ACCOUNT - 24 (VCA-24):

    VCA-24 is a separate investment account of Prudential established pursuant to a resolution adopted by its Board of Directors. The resolution provides that this account is to be used for contracts which state that certain payments and values under them will vary to reflect the investment results of this account.

    The investments held in VCA-24 are intended to be composed primarily of shares of The Prudential Series Fund, Inc. ("PSF"), an open-end diversified, management investment company registered under the Investment Company Act of 1940. VCA-24 is divided into Subaccounts, each of which is invested only in a corresponding Portfolio of PSF. The Portfolios of PSF in which the Subaccounts are invested are set forth in section 2.4. Prudential will invest and reinvest the assets held in each Subaccount in accordance with the investment objectives and policies established for it.

    The value of the assets of a Subaccount is determined daily by multiplying the number of PSF shares held by that Subaccount by the "Net Asset Value" of each share and adding the value of dividends declared by PSF for the corresponding Portfolio but not yet paid.

    The "Net Asset Value" per share of each PSF Portfolio is computed by adding the sum of the value of the securities held by that Portfolio plus any cash or other assets in holds, subtracting all its liabilities, and dividing the result by the total number of shares outstanding of that Portfolio at such time. Liabilities of the Portfolio include the costs of portfolio transactions, legal and accounting expenses, custodial and transfer agency fees, and the Investment Management Fees applicable to that Portfolio. (See section 2.2.)

    The total value of the assets of all Subaccounts comprising VCA-24 at all times will be at least equal to the total reserve liability required by law for all payments or values which vary in dollar amount to reflect the investment results of the VCA-24 Subaccounts. Assets held in the VCA-24 Subaccounts equal in value to the reserve liability will be held for the sole benefit of all contracts which participate in VCA-24. The amount, if any, by which the total value of the assets of all Subaccounts exceeds the total reserve liability will be subject to the exclusive control of Prudential. Thus, Prudential may, from time to time make transfers between the VCA-24 Subaccounts and its other investment accounts as, in its judgment experience warrants. A transfer will not affect Prudential's contractual liabilities under this contract.

2.2 INVESTMENT MANAGEMENT FEES:

    On each Business Day, the assets of each PSF Portfolio are reduced by an Investment Management Fee. The amount of the Fee for each Portfolio on






GVA-1010-87 (24)
Serial 200                                                       2.1-2.2


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    any Business Day is equal to the product of (a) and (b) where:

     (a) is the rate of the Investment Management Fee applicable to the Portfolio and

     (b) is the average daily assets of the Portfolio.

    The rate of the Investment Management Fee currently applicable to each Portfolio is shown in section 2.4. The Investment Management Fee for a Portfolio may be changed from time to time pursuant to a change in the investment advisory agreement for that Portfolio. Prudential will notify the Contract-Holder of any such change.

2.3 UNIT VALUES:

    A Participant's participation in one or more Subaccounts of VCA-24 will be reflected in Units of each such Subaccount.

    The following applies to each Subaccount described in section 2.4.

    The Unit Value for any Business Day is the dollar value of one Unit for that Business Day. ("Business Day" means a day the New York Stock Exchange is open for trading.) The initial Unit Value was $1.00. The Unit Value for any subsequent Business Day is determined as of the end of that Business Day by multiplying the Unit Change Factor for that Business Day by the Unit Value for the immediately preceding Business Day. The Unit Value for any day which is not a Business Day is equal to the Unit Value for the next Business Day. The Unit Value will go up or down in accordance with the Unit Change Factor described below.

    The Unit Change Factor for a Subaccount of VCA-24 for any Business Day is
    (i) divided by (ii), less (iii) where:

      (i) is the value of the assets of the Subaccount as of the end of the Business Day, but before taking into account any contributions, withdrawals or transfers made on such Day, and

     (ii) is the value of the assets of the Subaccount as of the end of the preceding Business Day, and

    (iii) is the daily equivalent of 0.75% (the Administrative Expense Charge).

    This section may be changed as provided in section 5.1.

2.4 SUBACCOUNTS INCLUDED:

    This section contains a description of the Subaccounts included in this contract. It describes the investment portfolio and other features of each Subaccount.








GVA-1010-87 (24) (as modified by GAA-7653)
Serial 210                                                       2.2-2.4

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                                    VCA-24-CM


Subaccount:                                 Conservatively Managed Flexible
                                            Subaccount invested in the
                                            Conservatively Managed Flexible
                                            Portfolio of PSF (VCA-24-CM).

Investments:                                Conservatively managed mix of
                                            money market instruments,
                                            intermediate-term notes and
                                            bonds, and common stocks
                                            of established companies.

Unit name:                                  VCA-24-CM Unit.

Frequency of Unit Value calculation:        Every Business Day.

Investment Management Fee deducted          Daily equivalent of effective
 from the assets of the Portfolio:           annual rate of .55%.














GVA-1010-87 (24)
Serial 220-CM                                                    2.4

                                    VCA-24-B


Subaccount:                                 Bond Subaccount invested in the
                                            Bond Portfolio of PSF (VCA-24-B).

Investments:                                Primarily medium and long-term
                                            debt securities.

Unit name:                                  VCA-24-B Unit.

Frequency of Unit Value calculation:        Every Business Day.

Investment Management Fee deducted          Daily equivalent of effective annual
 from the assets of the Portfolio:          rate of .40%.















GVA-1010-87 (24)
Serial 220-B                                                     2.4

                                                                 10/87

                                    VCA-24-S


Subaccount:                                 Common Stock Subaccount invested in
                                            the Common Stock Portfolio of PSF
                                            (VCA-24-S).

Investments:                                Primarily common stocks.

Unit name:                                  VCA-24-S Unit.

Frequency of Unit Value calculation:        Every Business Day.

Investment Management Fee deducted          Daily equivalent of effective annual
 from the assets of the Portfolio:          rate of .45%.










GVA-1010-87 (24)
Serial 220-S                                                     2.4

                                    VCA-24-AM


Subaccount:                                 Aggressively Managed Flexible
                                            Subaccount invested in the
                                            Aggressively Managed Flexible
                                            Portfolio of PSF (VCA-24-AM).

Investments:                                Aggressively managed mix of
                                            money market instruments,
                                            long-term bonds and common
                                            stocks.

Unit name:                                  VCA-24-AM Unit.

Frequency of Unit Value calculation:         Every Business Day.

Investment Management Fee deducted           Daily equivalent of effective
 from the assets of the Portfolio:           annual rate of .60%.










GVA-1010-87 (24)
Serial 220-AM                                                    2.4

                                    VCA-24-SI


Subaccount:                                Stock Index Subaccount invested in
                                           the Stock Index Portfolio of PSF
                                           (VCA-24-SI).

Investments:                               Primarily common stocks, invested in
                                           such a manner as to attempt to
                                           duplicate the investment results
                                           of the Standard & Poor's 500
                                           Composite Stock Price Index.

Frequency of Unit
 Value  calculation:                       Every Business Day.

Investment Management Fee deducted         Daily equivalent of effective annual
 from the assets of the Portfolio:         rate of 0.35%.







GVA-1010-87 (24) (as modified by GAA-7653)
Serial 220-SI                                                    2.4

Provision III. WITHDRAWALS AND TRANSFERS - DEATH PAYMENTS:

3.1 WITHDRAWALS:

    The Contract-Holder will notify Prudential when a withdrawal is to be made from a Participant's Accounts pursuant to the Plan. The minimum withdrawal from any single Account is $500, or the dollar value of that Account if smaller. Payment will normally be made within seven days of Prudential's receipt of a duly completed request for it. However, it may be paid at a later day if permitted under the Investment Company Act of 1940.

    The amount paid to the Contract-Holder will be the dollar amount withdrawn less the withdrawal charge determined from the following table and the Annual Account Charge if it applies. The amount payable is also referred to as the "Withdrawal Value."

                                      TABLE

Withdrawals made in the months
indicated, counting from the day
the first Account of a Participant      Withdrawal Charge per $1.00
was established hereunder*              being withdrawn.**
----------------------------------      -----------------------------

      First 24 months                       $0.06
      Next 36 months                         0.05
      Next 60 months                         0.03
      Next 60 months                         0.02
      Thereafter                             0.00

    *Or, if earlier, the day an account was established for him under a companion contract.

    **No charge is made after the amount withdrawn equals the contributions made for the Participant. In addition, no charge is made if the withdrawal is made as a result of Financial Hardship or Disability Retirement pursuant to the terms of the Plan.

    As of the first day no amounts remain in a Participant's Account under this contract or in an Account for him under a companion contract, all of his Accounts hereunder are cancelled.

    This section may be changed as provided in section 5.1.

3.2 DEATH PAYMENTS:

    If a Participant dies before his Participant's Accounts have been cancelled, the dollar value will be paid to the Contract-Holder on behalf of the Participant's Beneficiary. Proof of the Participant's death must be received by Prudential before any payment will be made. Death benefits payable under the contract on behalf of the Participant's Beneficiary prior to the date on which distributions have commenced for the Participant pursuant to section
    4.1 of the contract, will be paid as set forth in this section 3.2. Death benefits payable under the




GVA-1010-87 (24) (as modified by Group Annuity Amendment Form GAA-7792)
Serial  300                                                      3.1-3.2
   contract on behalf of the Participant's Beneficiary on or after distributions have commenced for the Participant pursuant to section 4.1 will be paid as set forth in section 4.1.

   The Beneficiary may elect payment in any of the following forms unless the Participant has directed otherwise or unless the Plan provides otherwise:

     (a)   a lump sum;

     (b) an annuity form described in section 4.3, other than one which provides for payment after the death of the Annuitant to a Contingent Annuitant;

     (c) any other settlement method to which Prudential consents and which is not contrary to the terms of the Plan; or

     (d)   a combination of all or any two of (a), (b) and (c) above.

   All payments made pursuant to this section 3.2 will be made to the Contract-Holder, except as otherwise provided in section 4.4 of the contract. In addition, the Contract-Holder shall retain all rights with respect to any annuity purchased on behalf of a Beneficiary.

   If a lump sum payment is made on the Beneficiary's behalf from an Account within one year of the Participant's death, it will be at least equal to the contributions made for the Participant to that Account less any withdrawals and transfers.

   Any form of distribution paid pursuant to this section 3.2 will meet the requirements of Code Sections 401(a)(9) and 457(d) and the Regulations issued thereunder.

   If payments on behalf of a Participant's Beneficiary are to start at a future date, all or an appropriate portion of the Participant's Account will be maintained in accordance with the Beneficiary's election in the same manner as for the Participant. No contributions will be made to an Account hereunder after the Participant's death.

   As of the first day no amounts remain in the any of the Participant's Accounts hereunder or in an Account with respect to the Participant under a companion contract, the Participant's Accounts are cancelled. Section 3.1 does not apply.



GVA-1010-87 (24) (as modified by Group Annuity Amendment Form GAA-7792)
Serial 310                                                       3.2

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3.3 TRANSFERS BETWEEN RELATED CONTRACTS:

    The Contract-Holder may transfer, pursuant to the Plan, an amount from one of the Participant's Accounts to another Account maintained for him under this contract or to an Account maintained for him under a companion contract. The minimum withdrawal to provide a transfer is $500 from any single Account, or the dollar value of that Account if smaller. The transfer will normally be made within seven days of Prudential's receipt of a duly completed request for it. Section 3.1 does not apply to a withdrawal for this purpose. Transfers are deemed to be made first from the contributions paid for the Participant. Investment income is transferred when there are no longer any contributions in the Account from which the transfer is made.

    Amounts may be transferred to this contract from a companion contract and will be added to one or more Subaccounts pursuant to the terms of the Plan. An amount transferred to this contract for a Participant will be treated as though it were a contribution made for him (see section 1.2). However, in determining any withdrawal charge, any portion of the amount transferred which is investment income will not be considered as a contribution.

    Prudential may, upon notice to the Contract-Holder, limit the frequency of transfers. This action will take effect on the date of the notice.

    This section may be changed as provided in section 5.1.

3.4 TRANSFERS TO ANOTHER FINANCIAL INSTITUTION:

    (a) Total Transfers at the Request of a Participant:

        The Contract-Holder may transfer, pursuant to the request of a Participant, the Withdrawal Value of any of the Participant's Accounts to another financial institution. The transfer may be made directly to that institution or by a payment (or payments) to the Contract-Holder who then makes payment to the institution. The transfer will normally be made within seven days after Prudential's receipt of a duly completed transfer request.

        The transfer will be a full settlement of Prudential's liability for the Participant's Account from which the transfer is made.

    (b) Partial Transfers at the Request of a Participant:

        The Contract-Holder may transfer, pursuant to the request of a Participant, a portion of one or more of the Participant's Accounts to another financial institution, if such transfer is permitted by the terms of the Plan. The minimum withdrawal to provide a transfer from any single Account is $500, or the dollar value of the Account, if smaller.

        The transfer will normally be made within seven days of a duly completed request for it.






GVA-1010-87 (24) (as modified by Group Annuity Amendment Form GAA-7792)
Serial 320                                                       3.3-3.4

   Prudential may, upon notice to the Contract-Holder and Participants, limit the frequency of transfers. This action will take effect on the date of the notice.

   Any transfer amount will be subject to the provisions of section 3.1 relating to withdrawal charges.

    (c) Total Transfers at the Contract-Holder's Request:

        The Contract-Holder may request Prudential to make transfer payments on behalf of all Participants to another financial institution named in the request. The Transfer Date is the later of the day specified in the request and the 90th day after its receipt by Prudential.

        All Participants' Accounts will be cancelled as of the Transfer Date and an amount equal to the sum of the Withdrawal Values, expressed in Units of the cancelled Accounts, times the appropriate Subaccount Unit Value for the day of withdrawal will be transferred within seven days thereafter.

    (d) Upon Notice by Prudential

        If contributions are discontinued for all Participants pursuant to section 6.2, Prudential may notify the Contract-Holder that transfer payments will be made to the Contract-Holder or to a financial institution named by the Contract-Holder. Prudential would do this if the contributions are discontinued due to certain circumstances, such as a change in any law or regulation, which in Prudential's judgment would have an adverse effect on Prudential in fulfilling the terms of this contract. In that case, a Transfer Date will be established, Participants' Accounts will be cancelled, and the transfer will be made in the same manner as described in section 3.4(c).

        This section may be changed as provided in section 5.1.
















GVA-1010-87 (24) (as modified by Group Annuity Amendment Form GAA-7792)
Serial 330                                                       3.4

Provision IV. DISTRIBUTIONS:

4.1 DISTRIBUTIONS:

    A Participant may, in accordance with the terms of the Plan, elect to receive a distribution of the dollar value of his Accounts under the contract in any of the following forms:

    (a)  a lump sum;

    (b)  an annuity form described in section 4.3;

    (c) any other settlement method to which Prudential consents and which is not contrary to the terms of the Plan; or

    (d)  a combination of all or any two of (a), (b) and (c) above.

    Any portion of a Participant's Accounts which is payable as a lump sum will be subject to the provisions of section 3.1 relating to withdrawal charges.

    Payments becoming due to the Beneficiary of a Participant for whom a distribution commenced pursuant to paragraph (c) will continue to be made on behalf of the Beneficiary in the same amount and frequency as such payments were made for the Participant until the Participant's Accounts are exhausted, unless the Beneficiary elects a lump sum of the remaining portion of the Participant's Accounts.

    Payments becoming due to the Beneficiary of a Participant for whom an annuity commenced pursuant to paragraph (b) will, unless the Participant has directed otherwise, be paid as provided in section 4.3.

    All payments made pursuant to this section 4.1 will be made to the Contract-Holder, except as a otherwise provided in section 4.4. In addition, the Contract-Holder will retain all rights with respect to any annuity purchased on behalf of a Participant.

    Anything in the contract to the contrary notwithstanding, any payments made on behalf of a Participant or Beneficiary in accordance with this section
    4.1 will meet the requirements of Code Sections 401(a)(9) and 457(d) and the Regulations issued thereunder.

    As of the first day no amounts remain in any of the Participant's Accounts under this contract or in an Account for him under a companion contract, his Accounts hereunder are cancelled.











GVA-1010-87 (24) (as modified by Group Annuity Amendment Form GAA-7792)
Serial 400                                                       4.1

4.2 SMALL ANNUITIES AND ACCOUNTS:

    If the total monthly amount of annuity which would otherwise be purchased on behalf of any person under this contract and the companion contracts is less than $50, Prudential may, in lieu of an annuity under this contract, make payment in a single sum. The single sum will be equal to the amount that would otherwise be applied to purchase an annuity as described in section 4.3.

    If no contributions have been made under this contract or any companion contract for a Participant for a period of 24 months and the dollar value of his Accounts under all the contracts is $1,000 or less, Prudential may cancel his Accounts under this contract. If the Accounts are cancelled, the dollar value will be paid to the Contract-Holder. The Annual Account Charge will be made only if no Account remains for him under any companion contract.

4.3 TERMS OF PAYMENT OF ANNUITIES:

    If a Participant elects an annuity pursuant to paragraph (b) of section 4.1, all or a portion of the dollar value of the Participant's Accounts, as specified by the Participant will be applied to purchase an annuity in accordance with Schedule A. The monthly amount of annuity is determined from the schedule of purchase rates for that annuity.

    Life annuities and Payment Certain annuities are available under this contract. A Life form of annuity is one payable at least during the lifetime of the person (referred to as the "Annuitant") for whom it was purchased. Depending upon the existence and nature of any payment payable after the death of the Annuitant, a Life annuity will be one of the following forms:
    Life - Payment Certain, Life - Contingent, or Life - Payment Certain Contingent annuity. A Payment Certain form of annuity may be payable for a period less than the lifetime of the person for whom the annuity was purchased. The terms of payment of each form of annuity are described below.

    (a) Life Form of Annuity:

        The first monthly payment of a Life - Payment Certain annuity is payable on the date the annuity is purchased. Monthly payments are payable on the first day of each month thereafter throughout the Annuitant's remaining lifetime. If the Annuitant dies before the number of annuity payments made equals the number of Payments Certain applicable to him, monthly annuity payments will be continued until the total number of payments is so equal. These continued annuity payments will each be in the same amount as was payable to the Annuitant. The number of Payments Certain is established when the annuity is purchased and may be 60, 120, 180, 240, or any other number accepted by Prudential.











GVA-1010-87 (24) (as modified by Group Annuity Amendment Form GAA-7792)
Serial 410                                                       4.2-4.3

        The first monthly payment of a Life - Contingent annuity is payable on the date the annuity is purchased. Monthly payments are payable on the first day of each month thereafter throughout the Annuitant's remaining lifetime. If the Annuitant dies before the death of his Contingent Annuitant, monthly Contingent Annuity payments will become payable. The first payment of Contingent Annuity will be payable on the first day of the month following the month in which the Annuitant's death occurs. Monthly Contingent Annuity payments are payable on the first day of each month thereafter throughout the Contingent Annuitant's remaining lifetime. The last monthly payment is payable for the month in which his death occurs. The amount of each monthly Contingent Annuity will be a percentage of the monthly annuity payment payable before the Annuitant's death. The percentage is established when the annuity is purchased and may be 33 1/3%, 50%, 66 2/3% or 100%, or any other percentage accepted by Prudential. Under a Life-Payment Certain Contingent annuity, a percentage payment will not take effect until the end of the selected Payment Certain period.

    (b) Payment Certain Annuity:

        The first monthly payment of a Payment Certain annuity is payable on the date the annuity is purchased. Monthly payments are payable on the first day of each month thereafter until the total number of Payments Certain specified when the annuity was purchased has been paid. The number of Payments Certain may be 60, 120, 180, 240, or any other number accepted by Prudential.

    Other forms of annuity payments may be provided with the consent of Prudential.

    All annuities purchased under this contract will meet the requirements of Code Sections 401(a)(9) and 457(d) and the Regulations issued thereunder.

4.4 CONTRACT-HOLDER AS PAYEE - PRUDENTIAL AS AGENT:

    Every payment with respect to any annuity will be paid to the Contract-Holder. The Contract-Holder will notify Prudential forthwith of the death of any Annuitant and Contingent Annuitant. The Contract-Holder will reimburse Prudential for any payments made by Prudential which are in excess of those provided by the annuity for the Annuitant.

    However, the Contract-Holder may request Prudential to act as its agent for the purpose of making payments to Annuitants, Contingent Annuitants, and their beneficiaries. If Prudential assents to the request, it will make payments to the persons rather than to the Contract-Holder. The Contract-Holder may terminate this agency relationship at any time upon 45 days' advance notice to Prudential. Thereafter payments will be made to the Contract-Holder.











GVA-1010-87 (24) (as modified by Group Annuity Amendment Form GAA-7792)
Serial 420                                                       4.3-4.4

Provision V. CHANGES:

5.1 CHANGES BY PRUDENTIAL:

    Prudential may make changes in this contract as follows:

    (a) The Annual Account Charge and the table of withdrawal charges may be changed periodically on and after the second anniversary of the Effective Date.

    (b) The effective annual rate of the Administrative Expense Charge and the terms and amounts (excluding the withdrawal charge table) of withdrawals and transfers pursuant to Provision III may be changed periodically on and after the fifth anniversary of the Effective Date.

    (c) The schedules of annuity purchase rates may be changed periodically on and after the tenth anniversary of the Effective Date.

    Any change in the table of withdrawal charges and in Schedule D will apply only to amounts added to Participants' Accounts on and after the date the change takes effect. Any other change will apply to amounts in Participants' Accounts whether added before or on and after the date the change takes effect. Any change in the schedules of annuity purchase rates will remain in effect for at least ten years.

    Any change in accordance with this section will be made by giving notice to the Contract-Holder at least 90 days before the date on which the change is to take effect.

5.2 CHANGES BY AGREEMENT:

    This contract may also be changed in any respect at any time or times by agreement between the Contract-Holder and Prudential.

5.3 PERSONS EMPOWERED TO ACT FOR PRUDENTIAL:

    No agent or other person except one of the following officers of Prudential may change this contract or bind Prudential.

    Chairman and Chief Executive Officer           Associate Actuary
    President                                      Secretary
    Vice President                                 Assistant Secretary
    Actuary



GVA-1010-87 (24)
Serial 500                                                       5.1-5.3

Provision VI. DISCONTINUANCE - TERMINATION OF CONTRACT:

6.1 DISCONTINUANCE OF ESTABLISHING PARTICIPANTS' ACCOUNTS:

    Prudential may notify the Contract-Holder that on and after a specified date no new Participants' Accounts will be established under this contract. The specified date may not be earlier than 90 days after the date of the notice. Thereafter, only contributions for persons who are Participants on the specified date will be accepted hereunder. In all other respects this contract will continue to operate in accordance with its terms.

6.2 DISCONTINUANCE OF CONTRIBUTIONS UNDER THIS CONTRACT:

    Contributions under this contract will be discontinued with respect to all
    Participants:

    (a) at any time after receipt by Prudential of notice thereof from the Contract-Holder,

    (b) when the Plan terminates,

    (c) as of the effective date of any Plan change to which Prudential is unable or unwilling to give effect under this contract (see section 7.6), or

    (d) as of a date at least 90 days after notice to the Contract-Holder by Prudential that no further contributions will be accepted hereunder.

    After discontinuance the contract will continue to operate in accordance with its terms with respect to Participants' Accounts. (This includes the initiation of transfer payments as described in section 3.4(d)).

6.3 TERMINATION OF CONTRACT:

    This contract will terminate when all the following have occurred:

    (a) no further contributions may be paid under this contract;

    (b) no Participant's Accounts remain uncancelled; and

    (c) no further annuity or transfer payments are payable from this contract.













GVA-1010-87 (24)
Serial 600                                                       6.1-6.3

                                                                 11/89

Provision VII. GENERAL TERMS:

7.1 CONTRACT-HOLDER:

    Prudential will normally deal only with the Contract-Holder. However, Prudential and the Contract-Holder may agree to do otherwise. Also, in some cases the contract calls for dealing with another. Prudential will be entitled to rely on any action taken or omitted by the Contract-Holder pursuant to the terms of this contract.

    The Contract-Holder may, from time to time, delegate to an agency certain administrative powers and responsibilities which this contract assigns to the Contract-Holder. Prudential is not bound to recognize any delegation until it has received notice of it. The notice must specify those powers and responsibilities and include evidence of acceptance by the agency. On and after the date of receipt of the notice, Prudential will deal with the agency with respect to those powers and responsibilities and will be entitled to rely on any action taken or omitted by the agency with respect thereto in the same manner as if dealing with the Contract-Holder. If any agency fails or refuses to act with respect thereto, then the delegation will be void for the purposes of this contract. Thereafter, Prudential will deal only with the Contract-Holder. The Contract-Holder may give notice to Prudential of delegation to another agency of specified powers and responsibilities.

7.2 COMMUNICATIONS:

    All communications to the Contract-Holder or to Prudential will be in writing. They will be addressed to the Contract-Holder at its principal office, or at such other address as it may communicate to Prudential. They will be addressed to Prudential, c/o The Prudential Asset Management Company, Inc., Defined Contribution Programs, W.W. Scranton Office Park, 30 E.D. Preate Drive, Moosic Pennsylvania 18507-1796, or at such other address as it may communicate to the Contract-Holder. All communications to any other person or organization dealing with Prudential will be addressed to that person or organization at the last address of record.

7.3 PLACE OF PAYMENT - CURRENCY:

    All payments to Prudential under this contract will be payable at its office described above or at an address or to a representative as may be specified by Prudential by notice to the Contract-Holder.

    All payments under this contract, whether to or by Prudential, will be in lawful money of the United States of America. Dollars and cents, as specified in this contract, means lawful dollars and cents of United States currency.










GVA-1010-87 (24)
Serial 700                                                       7.1-7.3

7.4 INFORMATION -- RECORDS:

    The Contract-Holder will furnish all information which Prudential may reasonably require for the administration of this contract. If the Contract-Holder cannot furnish any required item of information, Prudential may request the person concerned to furnish the information. Prudential will not be liable for the fulfillment of any obligations in any way dependent upon information unless and until it receives the information in a form satisfactory to it.

    Information furnished to Prudential may be corrected for demonstrated errors in it unless Prudential has already acted to its prejudice by relying on the information. Except for the corrections, information furnished to Prudential will be regarded as conclusive. Prudential will maintain the records necessary for its administration of this contract. These records will be prepared from the information furnished to Prudential and will constitute evidence as to the truth of the information in the records.

7.5 MISSTATEMENTS:

    If any relevant fact relating to any person is found to have been misstated, the following will apply:

    (a) The amount of annuity payable by Prudential will be that which would be provided by the amount allocated to purchase the annuity on the basis of the correct information, without changing the date of first payment of the annuity.

        Any adjustment by Prudential of the amount or terms of payment made in accordance with this section will be conclusive upon any other person affected by it.

    (b) The amount of any underpayment by Prudential will be paid in full with the next payment due. The amount of any overpayment by Prudential will be deducted to the extent possible from amounts payable thereafter.

7.6 PLAN CHANGES:

    This contract applies to the terms of the Plan in effect on the Effective Date and to each Plan change. However, Prudential may, within 60 days after its receipt of a copy of any Plan change, notify the Contract-Holder that Prudential is unable or unwilling to give effect under this contract to the change. Prudential would do this if the change might have an adverse effect on Prudential in fulfilling the terms of the contract. This would be determined based on Prudential's underwriting principles then in effect. The Contract-Holder will furnish Prudential with a copy of the Plan and, while this contract is active, a copy of each Plan change at least 60 days before it is to become effective.











GVA-1010-87 (24)
Serial 710                                                       7.4-7.6

7.7 DIVISIBLE SURPLUS:

    The portion, if any, of the divisible surplus of Prudential accruing upon this contract will be determined annually by the Board of Directors of Prudential and credited to Participants' Accounts as determined by the Board. (It is unlikely any divisible surplus will accrue upon this contract.)

    No annuity under this contract will be taken into account in the determination of any divisible surplus to be credited to this contract.

7.8 ENTIRE  CONTRACT -- CONSTRUCTION:

    This document constitutes the entire contract.

    This contract will be construed according to the laws of jurisdiction set forth on the first page.







GVA-1010-87 (24)
Serial 720                                                       7.7-7.8

                                   SCHEDULE A

                     FORMS OF ANNUITY WHICH MAY BE PURCHASED

   Form of Payment Payable                  Applicable Schedule
   -----------------------                  -------------------
1.   Life - Payment Certain Annuity.    1.   Use Schedule B for allocation.
2.   Life - Contingent Annuity.         2.   Use Schedule C for allocation.
3.   Payment Certain Annuity.           3.   Use Schedule D for allocation.


Prudential may provide monthly amounts of annuity larger than those shown in the following schedules for annuities purchased during any period specified by Prudential. Annuity purchase rates for other forms of annuity consented to by Prudential will be furnished on request. The following schedules may be changed as provided in section 5.1.

































GVA-1010-87 (24)
Serial A-100                                                     Schedule A

                                                                 1/90
                                    SCHEDULES

Monthly amount of annuity purchased per $10,000 of a Participant's Account, after deduction from it of any taxes on annuity considerations that apply.

SCHEDULE B - Life-Payment Certain Annuity (120 Payments Certain)

                                  Monthly Amount
                                  ---------------
                        If date the annuity is purchased is in:
Age                     1990      1991     1995     2000
---                     ----      ----     ----     ----
60                      $52.53    $41.36   $40.58   $39.85
65                       57.51     46.57    45.60    44.68
70                       63.85     53.19    51.98    50.82


SCHEDULE C - Life-Contingent Annuity

                                  Monthly Amount
                                  --------------
              If Annuitant and Contingent Annuitant have same date of birth. If the date the annuity is Purchased is in:
              ---------------------------------------------------------------

Age                      1990      1991    1995     2000
---                      ----      ----    ----     ----

If specified percentage to Contingent Annuitant is 100%:

60                      $46.96    $35.91   $35.31   $34.78
65                       50.70     39.88    39.10    38.39
70                       56.00     45.36    44.32    43.32


If specified percentage to Contingent Annuitant is 50%:

60                      $49.99    $38.71   $38.00   $37.34
65                       54.69     43.53    42.61    41.75
70                       61.25     50.15    48.92    47.71

SCHEDULE D - Payment Certain Annuity

                                  Monthly Amount
                                  ---------------
Number of                If date the annuity is purchased is in:
Payments Certain         1990       1991     1995    2000
----------------         ----       ----     ----    ----

60                      $173.38   $165.44  $164.73  $164.73
120                       97.22     88.83    88.45    88.45
180                       72.32     63.48    63.20    63.20

         *                        *        *        *

The rates in these Schedules are to be used without adjustment only when the facts that apply to the Participant and his annuity are as shown. Rates for other facts will be furnished upon request.

GVA-1010-87 (24)
Serial S-100                                               Schedules  B-D